CSFB 04-5

Group 4

Pay rules

1.

Pay to the 4PT1, 4PT2 and 4PT3 pro-rata, until retired.

Notes

Pxing Speed = 100 PPC (start from 4CPR to 16CPR over 12 months and 16 CPR to remaining)

Settlement = 08/31